Exhibit 99.1

CONSOL Energy Announces First Quarter Results

Higher Prices, Higher Volumes Yield Substantially Improved Earnings for Quarter

PITTSBURGH (April 28, 2005) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported earnings of $75.2 million, or $0.82 per diluted share, for its first quarter ended March 31, 2005, compared with $32.9 million, or $0.36 per diluted share, before the effects of an accounting change for the same period a year earlier. Net income in the first quarter of 2004 was $116.3 million, or $1.28 per diluted share, which included $83.4 million related to the change in accounting for workers’ compensation.

Net cash from operating activities was $95.7 million for the March 2005 quarter compared with $95.5 million in the same quarter a year earlier.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004	Percentage Change 2005 vs. 2004
Total Revenue and Other Income	$817.0	$650.9	25.5%
Earnings Before Effect of Accounting Change	$75.2	$32.9	128.6%
Net Income	$75.2	$116.3	(35.3)%
Earnings Per Share – diluted	$0.82	$1.28	(35.9)%
Net Cash from Operating Activities	$95.7	$95.5	0.2%
EBITDA	$159.2	$104.3	52.6%
EBIT	$95.9	$44.8	114.1%
Capital Expenditures	$56.9	$104.3	(45.5%)
Other Investing Cash Flows	$7.0	$(9.8)	—

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from Sales of Assets.

“Our exceptionally strong first quarter earnings performance resulted from the effect of high prices for eastern coal and for gas combined with our improved performance platform created from our sustained capital investment program over the last three years,” said J. Brett Harvey, president and chief executive officer. “And this comes on the heels of a very strong fourth quarter last year.”

He noted that the company’s capital program during that time had expanded production capacity in both the coal and the gas segments. “We are a much different company than we were two years ago,” he explained. “At these higher capacity levels, our risk profile has improved, giving us greater earnings potential and more flexibility to manage problems that arise at individual production sites.”

Harvey said overall energy fundamentals remained favorable during the quarter. Spot prices for eastern coal and gas were higher than the previous year. “In addition, the new pricing levels we have in our eastern coal contracts significantly impacted revenues,” he noted. “As a consequence, sales revenues from coal were improved 27 percent compared with the first quarter of last year while produced-gas sales revenue improved 13 percent.”

Harvey said that despite the situation at the Buchanan Mine, coal and gas operations increased production and sales in the period-to-period comparison allowing the company to take advantage of the current pricing environment. “This is the benefit of higher capacity levels,” he explained.

“But the real measure of the strength of this quarter is when you consider that these results include $13.6 million in estimated expense (net of expected insurance recovery) of the Buchanan Mine fire,” Harvey concluded.

Period-To-Period Analysis of the Quarter

Total revenue and other income improved 25.5 percent, primarily reflecting higher prices for coal and gas and increased company produced coal and gas sales volumes.

Total costs increased 18.6 percent.

Cost of Goods Sold increased 23.4 percent primarily due to: 1) higher costs for produced coal, reflecting increased labor costs and increased contract mining costs; 2) increased supply costs; 3) higher miscellaneous costs including the costs associated with the fire at the Buchanan Mine and a sales contract buy-out; and 4) higher costs for purchased gas (offset by a commensurate increase in purchased gas revenue).

Harvey said the cost of the sales contract buy-out would be more than offset during the year because the coal would be resold at higher prices. “Although the charge for the buy-back was taken entirely in the first quarter, the revenue impact of the resale at higher prices will take place throughout the year, including coal that was resold in the first quarter,” he explained.

Selling, General and Administrative costs decreased 11.9 percent, primarily reflecting lower professional and consulting costs.

Depreciation, Depletion and Amortization increased 6.6 percent primarily reflecting: various coal assets and expansion projects placed in service after the 2004 period; and higher unit-of-production rates for gas.

Interest expense declined 23.6 percent, reflecting a reduction in the weighted average outstanding balance under short-term borrowings.

Taxes other than income increased 24.0 percent, primarily due to higher severance and other taxes resulting from higher coal production volumes and higher coal sales prices as well as higher payroll taxes.

Income taxes increased 201.1 percent, reflecting higher pre-tax earnings and a higher effective income tax rate.

Earnings before the cumulative effect of change in accounting improved 128.5 percent primarily due to higher average sales prices for both coal and gas and due to higher sales volumes of gas.

Total debt declined 25.1 percent period-to-period. As of March 31, 2005, CONSOL Energy had $322.3 million in total liquidity, which is comprised of $21.3 million in cash and $301.0 million available to be borrowed under its $600 million bank facility that has since been amended and increased to $750 million.

Coal Operations

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Total Coal Sales	17.8	17.5
Sales – Company Produced	17.4	16.9
Coal Production	18.2	16.9
Average Realized Price – Company Produced	$35.09	$28.85
Operating Costs	$21.55	$19.47
Non-Operating Charges	$4.50	$4.56
DD&A	$2.51	$2.35
Total Cost – Company Produced	$28.56	$26.38

Sales and production in millions of tons, and includes CONSOL Energy’s portion from equity affiliates. Prices, costs, charges and DD&A in dollars per ton produced. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration.

Coal segment performance in the quarter-to-quarter comparison showed higher production, higher sales and substantially higher realizations for company-produced coal and higher unit costs of production.

“Our coal segment results were remarkable when you consider the impacts of the fire at the Buchanan Mine that occurred on February 14th,” said Harvey. “Overall coal segment production rose 7.7 percent and operating margins (average realized price less operating costs) were $13.54 per ton for the quarter just ended, up more than 44 percent from the first quarter last year.

The overall improvement in production of company-produced coal reflects the re-activation of the Loveridge Mine in March 2004, the expansion of the McElroy Mine in October 2004, reactivation of Emery Mine in August 2004 and the opening of the Miller Creek complex in October 2004. Production of company-produced coal increased 1.3 million tons to 18.2 million from 16.9 million in the period-to-period comparison.

Sales of company-produced coal improved 0.5 million tons to 17.4 million tons from 16.9 million tons, an increase of 3.0 percent. Average realized prices for company-produced coal increased, period-to-period by $6.24 per ton, or 21.6 percent, reflecting improved contract pricing, as well as growing demand for coal and coal supply constraints in the United States, both of which have resulted in higher spot prices. The coal segment price increase reflects increases in Central and Northern Appalachian prices across all products and in both contract and spot prices. CONSOL Energy produced approximately 1.3 million tons of metallurgical grade coal during the 2005 quarter.

Total costs for company-produced coal increased $2.18 per ton, or 8.3 percent, period-to-period. The increase was attributable to higher supply and labor costs as well as higher production taxes. Higher labor costs reflect the addition of manpower at certain locations to maintain development rates ahead of longwall mining units, an increase in labor rates in certain regions to maintain competitive wage rates, and an increase in contract mining fees in Central Appalachia. Higher production taxes reflected both higher production volumes and higher prices.

Harvey said that he was most pleased with the increase in financial margins (averaged realized price less total cost) of 164.4 percent. “Ultimately, the coal business is as much about margins achieved as it is about tons produced or sold. Our coal operations achieved excellent margins this quarter.”

Gas Operations

	Quarter Ended March 31, 2005	Quarter Ended March 31, 2004
Volumes
Gas Sales Volumes – Produced (net)	12.3	11.6
3rd Party Gas Gathered Volumes	0.9	0.5
Price Received	$5.69	$5.31
Costs – Production
Lifting	$0.30	$0.31
Other Production Costs	$0.23	$0.15
Administration	$0.33	$0.30
DD&A	$0.60	$0.52
Production Taxes	$0.18	$0.18
Costs – Gathering
Operating Costs	$0.67	$0.62
DD&A	$0.16	$0.15
Total Costs	$2.47	$2.23

Volumes, including CONSOL Energy’s portion from equity affiliates expressed as net revenue interest, in billions of cubic feet (Bcf). Price Received and Costs shown as dollars per 1,000 cubic feet (Mcf). Royalty payments, which are included in Cost of Goods Sold for gas in our income statement, were $0.54/Mcf in the 2005 quarter, compared with $0.63/Mcf in the 2004 quarter. *Amounts may not add due to rounding.

Sales volumes for company-produced gas net of the royalty owners’ interest increased 6.0 percent in the quarter-to-quarter comparison. The growth in gas sales volumes was the result of increased company production from additional completed wells on proved reserves and favorable economic conditions in the United States that encouraged demand for natural gas.

“Our gas segment did well this quarter, increasing production period-to-period even though we have lost an estimated 1.1 billion cubic feet (net) of expected gas production in the quarter just ended as a result of the disruption of gas production at the Buchanan Mine,” Harvey said. He noted that about 20 percent of the company’s total gas production is associated with mining activity at the Buchanan Mine. Estimated current daily net production impact resulting from the idling of the Buchanan mine is 27 million cubic feet per day. CONSOL Energy’s estimated total daily net production capacity was 149 million cubic feet per day at January 31, 2005.

Net gas price received increased 7.2 percent, reflecting global energy demand and growing demand for natural gas. “The continued strength of natural gas prices has resulted in very attractive returns from the expansion of our gas business,” Harvey noted.

Unit costs of production (net of production taxes) were $1.46 per thousand cubic feet (Mcf), an increase of 14.1 percent compared to the same period a year earlier. Unit cost increases were due to the valuation of the gas transportation imbalance on the interstate pipeline. Because contracted quantities of gas rarely equal physical deliveries, CONSOL Energy is responsible for monitoring the imbalance and requesting adjustments to contracted volumes as circumstances warrant. The gas imbalance has shifted from an over-delivered position to an under-delivered position in the quarter-to-quarter comparison, resulting in a cost per unit impact $0.09 per Mcf, offset with revenue from respective contracted sales. The imbalance is re-valued on a monthly basis and is expected to be immaterial to operating results for the year.

Depreciation, Depletion and Amortization increased period-to-period due to an increase in the units of production rates, which are revised annually to capture the additional capital assets placed in service as well as new reserve estimates.

Gathering costs were 7.8 percent higher period-to-period because the company purchased firm transportation capacity on the pipeline that carries the company’s gas in order to reduce possible curtailments in shipping capacity by the pipeline operator while no such purchases were required in the 2004 period.

Developments During the Quarter

In January, heavy rains during the first two weeks of the month created high flow conditions on the Ohio River that precluded the McElroy and Shoemaker mines from loading coal to customers. Because of limited storage space, both mines were idled for several days. However, it is expected that no material impacts on financial performance will result from these events.

In February, the Buchanan Mine in Virginia experienced a cave-in behind the longwall mining machinery and an ignition of methane gas that was thought to have started a fire. The mine was evacuated safely and was sealed on February 16, 2005 in order to extinguish any fire by cutting off oxygen to the mine’s underground atmosphere. Since that time, a total of 16 boreholes have been established at various areas of the mine including a number of holes near the area of the cave-in. Temperature measurements taken through the boreholes indicated no elevation in temperature from ambient levels underground. In addition, video equipment lowered into the holes revealed no sign of active fire. Gas readings taken from the boreholes and other monitoring sites indicated that the mine atmosphere is inert in nearly all areas.

Although no timetable has been set for re-entering the mine, company officials and officials from federal and state agencies have been developing and reviewing plans and procedures that will be used at such time as it is jointly agreed to start the re-entry process. These plans include such items as the start-up sequence for ventilation fans and procedures to be used by mine rescue teams in their examination of the underground areas of the mine.

At the end of March, approximately 145,000 tons of the approximately 270,000 tons of inventory from Buchanan Mine that had been available on the surface prior to the sealing of the mine had been shipped to customers. The company has declared force majeure on its contracts for coal scheduled for shipment from the mine through the end of May 2005. CONSOL Energy may extend the force majeure declaration if necessary to reflect the timing of resumption of coal production at Buchanan Mine. Buchanan Mine typically produces 300,000 to 400,000 tons per month of metallurgical grade coal for sale primarily to steel producers in the United States and overseas.

In March, the United States Environmental Protection Agency issued two rules regarding air quality. One rule affected emissions of sulfur dioxide and nitrogen oxides from coal-fired power plants in 28 Eastern and Midwestern states. The other rule created the first national standards for mercury emissions, affecting coal-fired power plants throughout the United States. The company believes that the two rules, when taken together, will result in a significant increase in the use of modern pollution control technologies at existing coal-fired power plants. Because the technologies will remove pollutants that result from the combustion of coal, regardless of the coal’s initial makeup, the company expects that high-Btu coals in the Eastern United States will become more attractive as a fuel source to eastern power plants because of those coals’ lower delivered cost per Btu.

In March, CONSOL Energy was named to Fortune Magazine’s “Most Admired Companies” list.

Subsequent Events

In April, the company amended an existing Senior Secured Loan Agreement, replacing a $400 million short-term borrowing facility and a $200 million Tranche B facility. The amended agreement, which includes more favorable pricing and flexibility, provides a five-year, $750 million revolving credit facility. The facility is secured by the assets of the company and will be used for general corporate purposes including, working capital, capital expenditures, and letter of credit needs. The annual pre-tax savings from the re-pricing are estimated to be about $7 million.

Outlook

The company provides the following update to its guidance previously provided on January 27, 2005:

GUIDANCE

	2005 Estimate	2006 Estimate	2007 Estimate
FINANCIAL FORECAST
DD&A	$261	$291	$321
CAPEX Required to Meet Production Forecast	$487	$449	$273
Assumed Effective Tax Rate*	16%	24%	26%

COAL
Tons Produced	68.7 - 71.7	68 - 72	69 - 73
Tons Committed (at April 8, 2005)	68.9	53.7	34.5
Tons Committed and Priced (at April 8, 2005)	67.1	47.1	25.1
Av. Realized Price/Ton Committed & Priced	$34.22	$33.38	33.35

GAS
Volumes produced	47 - 50	58 - 62	64 - 68
Produced Volumes Hedged (at April 15, 2005)	38.2	5.6	0
Weighted Average Hedge Price/Mcf	$4.78	$4.73	0

Financial data in millions except unit prices. Coal in millions of tons, gas in billions of cubic feet. Gas volumes expressed in net revenue interest. Capital for 2006 and 2007 are estimates. Actual amounts are approved annually by the company’s Board of Directors. *Based on current tax code.

2005 Quarterly Production Guidance

	1Q Actual	2Q	3Q	4Q
Coal (millions of tons)	18.2	16 - 17	17 - 18	17.5 - 18.5
Gas (billions of cubic feet)	12.3	9.7 - 11.0	12 - 13	13.0 - 13.7

Gas volumes expressed in net revenue interest.

Production forecasts represent the range of expected outcomes and are provided to assist investors with the development of quarterly or annual earnings estimates.

“We are on track to meet our overall production targets for coal for the year,” said Harvey. He noted that quarterly production guidance for coal had been adjusted to reflect the situation at the Buchanan Mine and to reflect normal changes in mine plans that occur through out the year.

“We also have reduced our full year expectation for gas production,” he continued. “For the year, we are assuming 3 billion cubic feet of lost production in our guidance number because of the disruptions associated with Buchanan. However, I would be quick to note that there is some uncertainty with that number because it depends on when we resume production at Buchanan Mine.” Harvey said the estimate of impacts from the Buchanan situation were in addition to a previously disclosed production curtailment of 3 billion cubic feet related to congestion on the interstate pipeline that transports the company’s Virginia gas production.

Energy fundamentals for coal and gas are expected to continue their favorable trend over the next several years, Harvey said. “We are bullish particularly on our high-Btu, Northern Appalachian coals because of their recent price performance and the clear trend to the retrofitting of scrubbers and other pollution control devices on existing power plants in our market area.”

Harvey said that recent clean air regulations issued by the United States Environmental Protection Agency and the current high price of sulfur dioxide allowances had accelerated the timing of scrubber installations at many plants. “We expect a substantial increase in scrubbed capacity of existing coal-fired power plants in the East by 2008,” he explained. “The additional technology will favor the higher sulfur, higher Btu coals we produce in Northern Appalachia. Moreover, until the scrubbers are installed, we are well hedged with contracts for our Northern Appalachian products.”

Harvey said the pricing environment for eastern coal contracts remains favorable. “Despite a relatively easy winter, coal inventories remain low and supply constraints continue to influence the long-term pricing environment,” he said. “As a result, we are replacing low priced contracts that were done in 2002 and 2003 with new contracts at prices that are substantially higher.”

Harvey also said he expected natural gas prices to remain much higher than prices a few years ago. “CONSOL Energy will benefit in two ways from the higher forecasted prices over the next few years. First, because we are essentially un-hedged in 2006 and 2007, our gas segment earnings are expected to expand as we increase volumes. Second, with gas prices forecasted to be between $6.00 and $7.00 per thousand cubic feet, coal-fired power generation should hold or increase its share of that market.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 139.6 million cubic feet (at 12/31/04) from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

Consol Energy

EBIT & EBITDA

(000) Omitted

	Quarter Ended 3/31/05	Quarter Ended 3/31/04
Net Income/(Loss)	$75,212	$116,283
Less: Cumulative Effect of Accounting Change		(83,373)

Adjusted Net Income	75,212	32,910

Add: Interest Expense	6,924	9,061
Less: Interest Income	(745)	(1,947)
Add: Income Taxes	14,475	4,807

Earnings Before Interest & Taxes (EBIT)	95,866	44,831

Add: Depreciation, Depletion & Amortization	63,379	59,470

Earnings Before Interest, Taxes and DD&A (EBITDA)	$159,245	$104,301

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to have qualified people to meet replacement and expansion needs; the continued incurrence of losses in future periods; our ability to comply with restrictions imposed by our senior credit facility; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; the creditworthiness of our customer base declining; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

# # #

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended March 31,
	2005	2004
Sales - Outside	$762,599	$590,488
Freight - Outside	30,124	31,439
Other Income	24,265	28,928

Total Revenue and Other Income	816,988	650,855

Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	550,908	446,541
Freight Expense	30,124	31,439
Selling, General and Administrative Expense	16,389	18,594
Depreciation, Depletion and Amortization	63,379	59,470
Interest Expense	6,924	9,061
Taxes Other Than Income	59,577	48,033

Total Costs	727,301	613,138

Earnings Before Income Taxes	89,687	37,717

Income Tax Expense	14,475	4,807

Earnings Before Cumulative Effect of Change in Accounting	75,212	32,910
Cumulative Effect of Changes in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	83,373

Net Income	$75,212	$116,283

Basic Earnings Per Share	$0.83	$1.29

Dilutive Earnings Per Share	$0.82	$1.28

Weighted Average Number of Common Shares Outstanding:
Basic	90,943,236	89,927,306

Dilutive	92,059,791	90,548,329

Dividends Paid Per Share	$0.14	$0.14

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) MARCH 31, 2005	DECEMBER 31, 2004
ASSETS
Current Assets:
Cash and Cash Equivalents	$21,259	$6,422
Accounts and Notes Receivable:
Trade	167,700	111,580
Other Receivables	41,609	30,251
Inventories	144,477	121,902
Deferred Income Taxes	152,623	145,890
Recoverable Income Taxes	1,253	14,614
Prepaid Expenses	43,196	39,510

Total Current Assets	572,117	470,169

Property, Plant and Equipment:
Property, Plant and Equipment	6,570,917	6,514,016
Less - Accumulated Depreciation, Depletion and Amortization	3,393,285	3,331,436

Total Property, Plant and Equipment - Net	3,177,632	3,182,580

Other Assets:
Deferred Income Taxes	352,277	355,008
Investment in Affiliates	69,778	47,684
Restricted Cash	15,000	—
Other	128,411	140,170

Total Other Assets	565,466	542,862

TOTAL ASSETS	$4,315,215	$4,195,611

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) MARCH 31, 2005	DECEMBER 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$161,375	$166,068
Short-Term Notes Payable	—	5,060
Current Portion of Long-Term Debt	3,919	3,885
Other Accrued Liabilities	559,337	530,472

Total Current Liabilities	724,631	705,485

Total Long-Term Debt	425,745	425,760

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,536,300	1,531,250
Pneumoconiosis Benefits	422,330	427,264
Mine Closing	321,805	305,152
Workers’ Compensation	139,498	140,318
Deferred Revenue	44,124	50,208
Salary Retirement	66,001	51,957
Reclamation	5,581	5,745
Other	92,088	83,451

Total Deferred Credits and Other Liabilities	2,627,727	2,595,345

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,271,352 Issued and 91,271,352 Outstanding at March 31, 2005 and 90,642,939 Outstanding at December 31, 2004	913	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	852,232	846,644
Retained Earnings (Deficit)	(214,895)	(277,406)
Other Comprehensive Loss	(96,592)	(89,193)
Unearned Compensation on Restricted Stock Units	(4,546)	(4,883)
Common Stock in Treasury, at Cost - 0 Shares at March 31, 2005, 624,619 Shares at December 31, 2004	—	(7,054)

Total Stockholders’ Equity	537,112	469,021

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,315,215	$4,195,611

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Operating Activities:
Net Income	$75,212	$116,283
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting, net of tax	—	(83,373)
Depreciation, Depletion and Amortization	63,379	59,470
Compensation from Restricted Stock Unit Grants	440	—
Gain on the Sale of Assets	(1,933)	(21,121)
Amortization of Mineral Leases	2,518	3,088
Deferred Income Taxes	708	3,695
Equity in Earnings of Affiliates	(1,986)	2,996
Changes in Operating Assets:
Accounts Receivable Securitization	(10,000)	14,100
Accounts and Notes Receivable	(57,478)	(30,954)
Inventories	(22,575)	(6,564)
Prepaid Expenses	(7,061)	(19,861)
Changes in Other Assets	3,851	12,979
Changes in Operating Liabilities:
Accounts Payable	(4,685)	27,383
Other Operating Liabilities	42,233	(3,083)
Changes in Other Liabilities	13,568	22,721
Other	(507)	(2,210)

	20,472	(20,734)

Net Cash Provided by Operating Activities	95,684	95,549

Investing Activities:
Capital Expenditures	(56,869)	(104,312)
Additions to Mineral Leases	(3,512)	(2,498)
Investment in Equity Affiliates	(5,807)	(1,206)
Proceeds from Sales of Assets	2,250	13,524

Net Cash Used in Investing Activities	(63,938)	(94,492)

Financing Activities:
Payments on Miscellaneous Borrowings	(47)	(4,212)
(Payments on) Proceeds from Revolver	(1,700)	35,000
Dividends Paid	(12,689)	(12,576)
Deposit to Restricted Cash	(15,000)	—
Issuance of Treasury Stock	12,527	1,844

Net Cash (Used in) Provided by Financing Activities	(16,909)	20,056

Net Increase in Cash and Cash Equivalents	14,837	21,113
Cash and Cash Equivalents at Beginning of Period	6,422	6,513

Cash and Cash Equivalents at End of Period	$21,259	$27,626

CONSOL Energy Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Unearned Compensation on Restricted Stock Units	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2004	$913	$846,644	$(277,406)	$(89,193)	$(4,883)	$(7,054)	$469,021

(Unaudited)
Net Income	—	—	75,212	—	—	—	75,212
Treasury Rate Lock (Net of $13 tax)	—	—	(21)	—	—	(21)
Stock Options Exercised (624,619)	—	5,473	—	—	—	7,054	12,527
Gas Cash Flow Hedge (Net of $4,697 tax)	—	—	—	(7,378)	—	—	(7,378)
Dividend Equivalents on Restricted Stock Units (2,790 units)	—	103	—	—	(103)	—	—
Amortization of Restricted Stock Unit Grants	—	—	—	—	440	—	440
Dividends ($.14 per share)	—	12	(12,701)	—	—	—	(12,689)

Balance - March 31, 2005	$913	$852,232	$(214,895)	$(96,592)	$(4,546)	$—	$537,112

CONSOL Energy Inc.

Financial and Operating Statistics

26-Apr-05

	Quarter Ended Mar 31
	2005	2004
AS REPORTED FINANCIALS:

Revenue ($ MM)	$816.988	$650.855
EBIT ($MM)	$95.866	$44.831
EBITDA ($ MM)	$159.245	$104.301
Net Income / (Loss) ($ MM)	$75.212	$116.283
EPS (diluted)	$0.82	$1.28
Average shares outstanding - Dilutive	92,059,791	90,548,329

CAPEX, excl. acquisitions ($ MM)	$56.869	$104.312

COAL OPERATIONAL:
# Mining Complexes (end of period)	21	19
# Complexes Producing (end of period)	17	14
Sales (MM tons)-Produced only	17.400	16.880
Average sales price * ($/ton)	$35.09	$28.85
Production income ($/ton)	$6.53	$2.47
Production (MM tons)-Produced only	18.20	16.85
Produced Tons Ending inventory (MM tons)****	2.280	1.248
* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL (incl. equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	14.1	13.3
GAS sales price ($/Mcf) net of hedging	$5.68	$5.33
GAS revenue net of hedging ($MM)**	$79.809	$70.798

7/8 BASIS
GAS sales volumes (Bcf)	12.3	11.6
GAS sales price ($/Mcf) net of hedging	$5.69	$5.31
GAS revenue net of hedging ($MM)**	$69.992	$61.790

GAS EBIT ($MM)**	$40.877	$35.519
GAS EBITDA ($MM)**	$50.236	$43.331
GAS CAPEX ($ MM)***	$10.767	$15.581
OTHER INVESTING CASH FLOWS ($ MM)	$3.657	$(0.170)

**	note: gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
***	note: excludes equity companies
****	note: includes equity companies

SPECIAL INCOME STATEMENT

March YTD

In Millions

	Year to Date March 31, 2005
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$610	$21	$631	$103	$29	$763
Freight Revenue	30		30	—	—	30
Other Income		23	23	—	1	24

Total Revenue and Other Income	640	44	684	103	30	817

Cost of Goods Sold	386	78	464	49	39	552
Freight Expense	30		30	—	—	30
Selling, General & Admin.	11	2	13	1	2	16
DD&A	46	5	51	9	3	63
Interest Expense		—	—	—	7	7
Taxes Other Than Income	37	17	54	3	3	60

Total Cost	510	102	612	62	54	728

Earnings Before Income Taxes	$130	$(58)	$72	$41	$(24)	89

Income Tax						(14)

Net Income						$75

PRODUCTION REPORT

COAL (Millions of Tons)	First Quarter 2005 Actual	First Quarter 2004 Actual
Northern Appalachia	14.8	13.4
Central Appalachia	3.1	3.5
Other Areas	.3	0
Total	18.2	16.9

GAS (Billion Cubic Feet)	First Quarter 2005 Actual	First Quarter 2004 Actual
Total (Net)	12.3	11.6

ELECTRICITY (Megawatt Hours)	First Quarter 2005 Actual	First Quarter 2004 Actual
Total	13,388	3,335

Note: All production figures include CONSOL Energy’s portion of production from equity affiliates.